Exhibit to Accompany
Item 77J
Form N-SAR
The Yacktman Funds, Inc.
(the "Funds")


According to the provisions of Statement of Position 93 - 2
(SOP 93 - 2) "Determination, Disclosure and Financial
Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income
(loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax
basis (or to offset future realized capital gains).   Accordingly,
at June 30, 1998 reclassifications were recorded to increase (decrease) undistributed net investment income by $5,075 and ($1,293) and increase (decrease) undistributed net realized gains by ($5,075) and $1,293 for The Yacktman Fund and The Yacktman Focused Fund, respectively.

This reclassification has no impact on the net asset value of the Funds and is designed to present the Funds' capital account on a tax basis.

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